EXHIBIT 99.2

Dear Fellow Shareholder:

We believe you are presented with a critical choice in our proxy contest – the choice to continue to move forward with our recovery or the decision to change back to the leadership and business model that destroyed value and led Tecumseh to the brink of bankruptcy.

As you know, in the 23 months since we began moving Tecumseh toward our goal of restoring the Company’s brand promise and building our global leadership in commercial refrigeration, we have engaged in an intensive strategy development and implementation process. In the course of speaking with shareholders, we were often asked to share details of our strategic plan and to provide projections of future performance. In response, we shared our strategic plan and model demonstrating how we intend to achieve 5% operating profit in the near term. For more information about our strategic plan, please visit http://tecumseh.investorroom.com/, and click on 2009 Annual Meeting.

In contrast, we believe the Herrick Foundation has refused to share any detailed information about its proposed plan for the future of Tecumseh and how, if executed, it would affect future performance. While the Herricks claim to be focused on preserving cash, we believe their actual proposals, such as paying regular dividends, retaining redundant and capital-intensive operations, reimbursing the Herrick Foundation for this expensive proxy fight, and replacing the CEO and senior management team, will come at a dramatic expense for Tecumseh. They also have failed to provide any plan for revenue generation other than “inexpensive strategic partnerships” (which so far reside only in their imaginations, since they provide no specifics). Given the Herrick’s track record of mismanagement and poor shareholder returns, the Herricks’ failure to provide any detail with respect to their plan for growing Tecumseh’s business and producing sustainable profitability should be unsettling.

Because we think it is important for shareholders to understand where the Herricks’ proposed actions will actually take the Company, we have modeled the Herricks’ proposals and provided a financial picture of the results. Here is the bottom line: we believe implementing the Herrick proposals will deplete the Company of all of its cash within 18 months.

Because we want and expect shareholders to study our conclusions carefully, below are the assumptions made by the Foundation that we used to prepare the financial model of the Herrick proposals:

•	The implementation of management’s Best Cost County strategy would cease in the second half of the 2009 fiscal year and associated savings and costs are eliminated
•	Inventory levels would follow historical performance, with inventory increasing to 81 days of COGS
•	Efforts to reduce vertical integration cease and therefore, capital expenditures return to previous levels, increasing to 4.5-5.0% of sales
•	Starting in Q1 2010, dividend of $40 million per year paid
•	Payment of $2 million for litigation reimbursement to the Foundation and $6.7 million in management severance costs
•	Other assumptions are common to Managements forecasts presented under the heading “Tecumseh Investor Strategy Presentation”

We believe the choice is clear, and urge you to vote FOR the recapitalization, FOR the Company’s director nominees, and AGAINST the Herrick Foundation’s advisory vote shareholder proposal by signing and returning the WHITE proxy card.

Sincerely,

Ed Buker

Chairman, President and Chief Executive Officer

Tecumseh Products Company has filed a definitive proxy statement/prospectus and other relevant documents concerning the annual meeting with the United States Securities and Exchange Commission (“SEC”) on July 10, 2009. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement/prospectus. The Company advises shareholders to read the definitive proxy statement/prospectus because it contains important information about the company and certain proposals to be presented to a vote of shareholders at its 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement/prospectus and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Company’s definitive proxy statement/prospectus by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement/prospectus. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement/prospectus referred to above.

If you have any questions or need assistance with voting your shares on the WHITE proxy, please call:

Georgeson

199 Water Street, 26th Floor, New York, NY 10038 | Shareholders Call Toll Free: (866) 203-1198 | Banks and Brokers Call: (212) 440-9800